Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-283908

WESTERN ASSET DIVERSIFIED INCOME FUND

SUPPLEMENT DATED APRIL 23, 2026 TO THE

PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION DATED DECEMBER 18, 2024

Portfolio Manager Updates Effective January 27, 2026

Effective as of January 27, 2026, the following supplements and, to the extent inconsistent with, supersedes the section entitled “Management of the Fund” in the Fund’s Prospectus (“Prospectus”) and the section entitled “Portfolio Managers” in the Fund’s Statement of Additional Information (“SAI”):

Prospectus

The information contained in “Investment Management Team” in the “Management of the Fund” section of the Prospectus is removed entirely and replaced as follows:

Investment Management Team

Set forth below is information regarding the team of professionals at Western Asset responsible for overseeing the day-to-day operations of the Fund. Western Asset utilizes a team approach, with decisions derived from interaction among various investment management sector specialists. The sector teams are comprised of Western Asset’s senior portfolio managers, research analysts and an in-house economist. Under this team approach, management of client fixed income portfolios will reflect a consensus of interdisciplinary views.

Name, Address and Title	Principal Occupation(s) During Past 5 Years
Michael C. Buchanan Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; employed by Western Asset Management as an investment professional for at least the past five years; Managing Director and head of U.S. Credit Products from 2003-2005 at Credit Suisse Asset Management.

Greg E. Handler Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; research analyst/portfolio manager at Western Asset since 2002.

Christopher F. Kilpatrick Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; employed by Western Asset Management as an investment professional for at least the past five years.

Annabel Rudebeck Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; Ms. Rudebeck joined Western Asset in 2016 as Head of Non-US Credit. Ms. Rudebeck has over 18 years of investment industry experience. Formerly Ms. Rudebeck was a Senior Partner and Head of Global Investment-Grade Credit for Rogge Global Partners and also served as a Credit Research Associate at J.P. Morgan Securities.

Rafael Zielonka Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; employed by Western Asset Management as an investment professional since 2002.

Name, Address and Title	Principal Occupation(s) During Past 5 Years

John Hwang Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; Mr. Hwang is a member of the high-yield desk and specializes in bank loans and corporate structured credit. Mr. Hwang co-manages all collateralized loan obligation (CLO) portfolios and is responsible for all corporate-structured credit investments within Western Asset. Mr. Hwang has over 24 years of investment industry experience.

Ryan Kohan Western Asset 385 East Colorado Blvd. Pasadena, CA 91101	Responsible for the day-to-day management with other members of the Fund’s portfolio management team; Mr. Kohan is Head of Bank Loans and has been employed by Western Asset as an investment professional for at least the past five years. Mr. Kohan has over 17 years of investment industry experience.

Additional information about the portfolio managers’ compensation, other accounts managed by them and other information is provided in the SAI.

SAI

The information contained in the table in the “Portfolio Managers” section of the SAI is removed entirely and replaced as follows:

The following tables set forth certain additional information with respect to the fund’s investment professionals for the Fund. Unless noted otherwise, all information is provided as of December 31, 2025.

The table below identifies the number of accounts (other than the Fund) for which the Fund’s investment professionals have day-to-day management responsibilities and the total assets in such accounts, within each of the following categories: registered investment companies, other pooled investment vehicles, and other accounts. For each category, the number of accounts and total assets in the accounts where fees are based on performance is also indicated.

Name of PM	Type of Account	Number of Accounts Managed	Total Assets Managed	Number of Accounts Managed for which Advisory Fee is Performance Based	Assets Managed for which Advisory Fee is Performance- Based
Michael C. Buchanan‡	Other Registered Investment Companies	61	$82.41 billion	None	None
	Other Pooled Vehicles	189	$47.17 billion	16	$3.01 billion
	Other Accounts	273	$79.61 billion	11	$6.20 billion
Greg E. Handler‡	Other Registered Investment Companies	11	$3.60 billion	None	None
	Other Pooled Vehicles	7	$546 million	3	$389 million
	Other Accounts	13	$820 million	None	None
Christopher F. Kilpatrick‡	Other Registered Investment Companies	4	$3.11 billion	None	None
	Other Pooled Vehicles	6	$1.61 billion	None	None
	Other Accounts	4	$692 million	None	None
Annabel Rudebeck‡	Other Registered Investment Companies	4	$2.35 billion	None	None
	Other Pooled Vehicles	10	$2.60 billion	None	None
	Other Accounts	17	$6.56 billion	None	None

Name of PM	Type of Account	Number of Accounts Managed	Total Assets Managed	Number of Accounts Managed for which Advisory Fee is Performance Based	Assets Managed for which Advisory Fee is Performance- Based
Rafael Zielonka‡	Other Registered Investment Companies	4	$1.26 billion	None	None
	Other Pooled Vehicles	10	$2.32 billion	None	None
	Other Accounts	2	$772 million	2	$772 million
John Hwang‡*	Other Registered Investment Companies	None	None	None	None
	Other Pooled Vehicles	9	$2.10 billion	6	1.91 billion
	Other Accounts	2	$445 million	None	None
Ryan Kohan‡*	Other Registered Investment Companies	3	$915 million	None	None
	Other Pooled Vehicles	22	$8.22 billion	9	$2.30 billion
	Other Accounts	13	$1.98 billion	None	None

‡

The numbers above reflect the overall number of portfolios managed by employees of Western Asset Management Company, LLC (“Western Asset”). Western Asset’s investment discipline emphasizes a team approach that combines the efforts of groups of specialists working in different market sectors. They are responsible for overseeing implementation of Western Asset’s overall investment ideas and coordinating the work of the various sector teams. This structure ensures that client portfolios benefit from a consensus that draws on the expertise of all team members.

*	Information for John Hwang and Ryan Kohan is as of March 31, 2026.

The information contained in “Portfolio Manager Securities Ownership” in the “Portfolio Managers” section of the SAI is removed entirely and replaced as follows:

Portfolio Manager Securities Ownership

The table below identifies the dollar range of securities beneficially owned by each investment professional as of December 31, 2025.

Portfolio Manager	Dollar Range of Securities Beneficially Owned ($)
Michael C. Buchanan	E
Greg E. Handler	A
Christopher F. Kilpatrick	A
Annabel Rudebeck	A
Rafael Zielonka	A
John Hwang*	B
Ryan Kohan*	A

*	Information for John Hwang and Ryan Kohan is as of March 31, 2026.

Dollar Range ownership is as follows:

A: none

B: $1 - $10,000

C: 10,001 - $50,000

D: $50,001 - $100,000

E: $100,001 - $500,000

F: $500,001 - $1 million

G: over $1 million

Portfolio Manager Updates Effective September 30, 2026

Effective as of September 30, 2026, the following supplements and, to the extent inconsistent with, supersedes the section entitled “Management of the Fund” in the Prospectus and the section entitled “Portfolio Managers” in the SAI:

Prospectus

The information relating to Christopher Kilpatrick is deleted in its entirety from the “Management of the Fund” section of the Prospectus

SAI

The information relating to Christopher Kilpatrick is deleted in its entirety from the “Portfolio Managers” section of the SAI.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

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